EXHIBIT 99.1

Allied Capital Announces Second Quarter 2005 Financial Results
Quarterly Dividend of $0.58 Per Share Declared

August 3, 2005 – Washington, DC – Allied Capital Corporation (NYSE: ALD) today announced second quarter 2005 financial results.

Highlights for Q2 2005

•	Net income was $2.29 per share, or $311.9 million

•	Net investment income was $0.11 per share, or $15.3 million

•	The total of net investment income and net realized gains was $1.63 per share, or $222.8 million

•	Net unrealized appreciation was $0.65 per share, or $89.1 million

•	Second quarter regular quarterly dividend of $0.57 per share was paid; third quarter dividend of $0.58 per share was declared

•	Net asset value per share was $17.01

•	Shareholders’ equity was $2.3 billion

•	New investments totaled $389.3 million for the quarter

Operating Results
For the three months ended June 30, 2005, net investment income was $15.3 million or $0.11 per share, as compared to $49.0 million or $0.37 per share for the three months ended June 30, 2004. Net realized gains were $207.5 million or $1.52 per share for the quarter ended June 30, 2005, and were $26.6 million or $0.20 per share for the quarter ended June 30, 2004. The sum of net investment income and net realized gains was $222.8 million or $1.63 per share for the three months ended June 30, 2005, as compared to $75.6 million or $0.58 per share for the three months ended June 30, 2004.

Net income for the quarter ended June 30, 2005, was $311.9 million or $2.29 per share, including net unrealized appreciation of $89.1 million or $0.65 per share. Net income for the quarter ended June 30, 2004, was $95.3 million or $0.73 per share, including net unrealized appreciation of $19.7 million or $0.15 per share.

On May 3, 2005, Allied Capital completed the sale of its portfolio of commercial mortgage-backed securities (CMBS) and collateralized debt obligation (CDO) bonds and preferred shares to Caisse de dépôt et placement du Québec and its affiliates (the Caisse) for cash proceeds of $976.0 million and a net realized gain of $227.7 million, after transaction costs of $7.8 million.

Net investment income for the second quarter of 2005 was significantly lower than the second quarter of 2004, in part because of the sale of the CMBS and CDO assets, which reduced interest income pending redeployment of the cash proceeds. In addition, the transaction resulted in a one-time charge to employee expenses of $5.5 million or $0.04 per share for transition compensation, net of $0.9 million of reimbursements under a transition services agreement. Although the company has experienced a temporary reduction in net investment income, the gain from the sale of the CMBS/CDO portfolio is expected to offset the reduction, and is expected to result in a surplus of taxable income in 2005, which will be available to pay dividends in the future. Net investment income in the second quarter of 2005 was also reduced by legal and other expenses of $13.5 million or $0.10 per share related to two government investigations, and excise taxes of $4.0 million or $0.03 per share related to estimated spill-over dividends.

Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

For the six months ended June 30, 2005, net investment income was $54.0 million or $0.40 per share, as compared to $93.5 million or $0.71 per share for the six months ended June 30, 2004. Net realized gains were $217.8 million or $1.60 per share for the six months ended June 30, 2005, and were $174.5 million or $1.33 per share for the six months ended June 30, 2004. The sum of net investment income and net realized gains was $271.8 million or $2.00 per share for the six months ended June 30, 2005, as compared to $268.0 million or $2.04 per share for the six months ended June 30, 2004. Net income for the six months ended June 30, 2005, was $431.5 million or $3.17 per share, including net unrealized appreciation of $159.7 million or $1.17 per share. Net income for the six months ended June 30, 2004, was $115.7 million or $0.88 per share, including net unrealized depreciation of $152.3 million or $1.16 per share.

During the second quarter, the company invested a total of $389.3 million. After total portfolio repayments and asset sales of $932.6 million and valuation and other changes during the quarter, the total portfolio was $2.7 billion and total assets were $3.4 billion at June 30, 2005. At June 30, 2005, the overall weighted average yield on the interest-bearing portfolio was 13.2%, as compared to 14.0% at December 31, 2004.

Shareholders’ equity was $2.3 billion at June 30, 2005, with a net asset value per share of $17.01 as compared to $2.0 billion or $14.87 per share at December 31, 2004.

Private Finance
The private finance portfolio totaled $2.6 billion at value at June 30, 2005. Loans and debt securities, which totaled $1.6 billion at value at June 30, 2005, had a weighted average yield of 13.7%, as compared to 13.9% at December 31, 2004. New private finance investments totaled $298.0 million for the quarter. Significant new private finance investments during the second quarter of 2005 included:

•	$127.0 million to finance a management-led recapitalization of Meineke Car Care Centers, Inc., a business-format franchisor of car care centers;

•	$40.4 million to finance the recapitalization of Service Champ Inc., a wholesale distributor of parts and equipment to the quick lube industry;

•	$36.2 million to refinance existing debt and for general corporate purposes to Red Hawk Industries, a provider of electronic and physical security products, systems and services to banks, credit unions, and other financial institutions, as well as retail and commercial customers;

•	$28.5 million in third and fourth priority senior secured notes to Callidus Debt Partners CDO Fund I, Ltd.;

•	$27.4 million in MVL Group, Inc. to finance a portion of its acquisition of Marketing Research Services, Inc., a market research firm that provides custom market research for Fortune 500 and other consumer and business-to-business companies;

•	$23.6 million to support the acquisition of MHF Logistical Solutions, a vertically integrated third-party logistics company serving the environmental waste market; and

•	$7.5 million to Community Education Centers, Inc., a provider of privatized treatment and education services to adult and juvenile correctional and social services populations throughout the United States.

The pace of new investing continued strong in the month of July 2005, and the company closed on an additional $340.0 million in investments.

Portfolio Quality
Allied Capital employs a standard grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.

At June 30, 2005, Grade 1 investments totaled $1.2 billion or 42.7% of the total portfolio at value; Grade 2 investments totaled $1.3 billion or 48.7% of the total portfolio; Grade 3 investments totaled $143.8 million or 5.3% of the total portfolio; Grade 4 investments totaled $8.9 million or 0.3% of the total portfolio; and Grade 5 investments totaled $82.3 million or 3.0% of the total portfolio.

Loans and debt securities not accruing interest totaled $160.9 million at June 30, 2005, as compared to $114.9 million at December 31, 2004. Loans and debt securities over 90 days delinquent totaled $94.6 million at June 30, 2005, as compared to $132.6 million at December 31, 2004.

Liquidity and Capital Resources
At June 30, 2005, the company had cash and cash equivalents of $490.0 million and did not have any outstanding borrowings on the revolving line of credit. At June 30, 2005, the company had a weighted average cost of debt of 6.8% and its regulatory asset coverage was 343%. The company is required to maintain regulatory asset coverage of at least 200%.

Quarterly Dividend of $0.58 Per Share Declared
As previously released on July 25, 2005, the company declared its 168th regular quarterly dividend of $0.58 per share for the third quarter of 2005. The dividend is payable as follows:

Record date Payable date	September 9, 2005 September 30, 2005

The company’s dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

Webcast/ Conference Call at 8:30 a.m. EDT on Wednesday, August 3, 2005
The company will host a webcast/conference call at 8:30 a.m. (EDT) on Wednesday, August 3, 2005, to discuss the results for the quarter. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.

All interested parties are welcome to attend the live webcast, which will be hosted through the company’s web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode “Allied Capital”.

An archived replay of the event will be available through August 17, 2005, by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “7922324.” An archived replay will also be available on the company’s website. For complete information about the webcast/conference call and the replay, please visit the company’s web site or call Allied Capital Investor Relations at (888) 818-5298.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Since its IPO in 1960, the company has been providing long-term debt and equity financing primarily to private, middle market companies. Allied Capital’s business is to generate solid total returns from a private equity and commercial real estate portfolio that invests in the American entrepreneurial economy. In serving its shareholders, Allied Capital helps build American companies and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $10 billion and employ more than 90,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. For all media inquiries, please call Stan Collender of Financial Dynamics at (202) 434-0601.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)
	At June 30,	At December 31,
	2005	2004
	(unaudited)
ASSETS
Portfolio at value:
Private finance	$2,570,535	$2,302,086
Commercial real estate finance	143,801	711,325

Total portfolio at value	2,714,336	3,013,411
Deposits of proceeds from sales of borrowed Treasury securities	18,066	38,226
Accrued interest and dividends receivable	61,789	79,489
Other assets	81,333	72,712
Cash and cash equivalents	490,013	57,160
Total assets	$3,365,537	$3,260,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$986,512	$1,064,568
Revolving line of credit	—	112,000
Obligations to replenish borrowed Treasury securities	18,066	38,226
Accounts payable and other liabilities	79,672	66,426

Total liabilities	1,084,250	1,281,220
Shareholders’ equity:
Common stock	13	13
Additional paid-in capital	2,120,529	2,094,421
Common stock held in deferred compensation trust	(17,479)	(13,503)
Notes receivable from sale of common stock	(5,270)	(5,470)
Net unrealized appreciation (depreciation) on portfolio	51,939	(107,767)
Undistributed (distributions in excess of) earnings	131,555	12,084

Total shareholders' equity	2,281,287	1,979,778

Total liabilities and shareholders' equity	$3,365,537	$3,260,998

Net asset value per common share	$17.01	$14.87
Common shares outstanding	134,131	133,099

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Interest and related portfolio income	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and dividends	$71,330	$74,173	$156,275	$147,712
Loan prepayment premiums	853	3,067	2,530	4,017
Fees and other income	14,024	10,260	22,321	17,536

Total interest and related
portfolio income	86,207	87,500	181,126	169,265

Expenses
Interest	19,154	17,983	39,379	37,096
Employee	22,877	11,920	38,333	24,275
Administrative	23,048	9,076	43,802	14,903

Total operating expenses	65,079	38,979	121,514	76,274

Net investment income before income taxes	21,128	48,521	59,612	92,991
Income tax expense (benefit), including excise tax	5,861	(469)	5,593	(544)

Net investment income	15,267	48,990	54,019	93,535

Net realized and unrealized gains (losses)
Net realized gains	207,496	26,603	217,781	174,453
Net change in unrealized
appreciation or
depreciation	89,122	19,749	159,706	(152,338)

Total net gains	296,618	46,352	377,487	22,115

Net increase in net assets resulting from operations	$311,885	$95,342	$431,506	$115,650

Diluted earnings per common share	$2.29	$0.73	$3.17	$0.88
Weighted average common shares outstanding — diluted	136,381	131,208	135,982	131,620

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